EXHIBIT 4.02

FLEXTRONICS INTERNATIONAL LTD.

1997 EMPLOYEE SHARE PURCHASE PLAN

As Adopted September 10, 1997

As Amended August 27, 1999, September 21, 2000, August 29, 2002, September 30, 2003, and August 4, 2004

     1. Establishment of Plan. Flextronics International Ltd. (the “Company”) proposes to grant options for purchase of the Company’s Ordinary Shares to eligible employees of the Company and its Participating Subsidiaries (as hereinafter defined) pursuant to this Employee Share Purchase Plan (this "Plan”). For purposes of this Plan, “Parent Corporation” and “Subsidiary” (collectively, “Participating Subsidiaries”) shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code”). “Participating Subsidiaries” are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the “Board”) designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of 5,400,000* Ordinary Shares of the Company are reserved for issuance under this Plan. Such number shall be subject to adjustments effected in accordance with Section 14 of this Plan.

     2. Purpose. The purpose of this Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment.

     3. Administration. This Plan shall be administered by the Board or by a committee of not less than two members of the Board appointed to administer this Plan (the “Committee”). As used in this Plan, references to the “Committee” shall mean either such committee or the Board if no committee has been established. Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

     4. Eligibility. Any employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

           (a) employees who are not employed by the Company or Participating Subsidiaries one month before the beginning of such Offering Period;

           (b) employees who are customarily employed for twenty (20) hours or less per week;

           (c) employees who are customarily employed for five (5) months or less in a calendar year;

           (d) employees who, together with any other person whose shares would be attributed to such employee pursuant to Section 424(d) of the Code, own shares or hold options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or any of its Participating Subsidiaries or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own shares or hold options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or any of its Participating Subsidiaries; and

*	The initial number of shares reserved for issuance was 600,000 shares. Amendments to increase the number of shares reserved for issuance were approved by shareholders on: August 27, 1999 (to 1,600,000 shares); September 21, 2000 (to 2,400,000 shares); August 29, 2002 (to 3,400,000 shares); September 30, 2003 (to 4,400,000 shares); and September 23, 2004 (to 5,400,000 shares). All share numbers reflect the two-for-one stock splits effected as a bonus issue (the Singapore equivalent of a stock dividend) paid on December 22, 1998, December 22, 1999 and October 16, 2000.

          (e) individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law employees for any purpose other than federal income and employment tax purposes.

     5. Offering Dates. The offering periods of this Plan (each, an “Offering Period”) shall be of six (6) months duration commencing on December 1 and June 1 of each year and ending on May 31 and November 30 of each year. Each Offering Period shall consist of one (1) six-month purchase period (a “Purchase Period”) during which payroll deductions of the participants are accumulated under this Plan. The first Offering Period shall begin on December 1, 1997. The first business day of each Offering Period is referred to as the “Offering Date”. The last business day of each Purchase Period is referred to as the "Purchase Date”. The Board shall have the power to change the duration of Offering Periods or Purchase Periods with respect to offerings (and specifically shall have the power to change the duration of Offering Periods from six (6) months to twenty-four (24) months) without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period or Purchase Period to be affected. The Board may amend or terminate any Offering Period that commences after November 30, 2004, if the Board determines that a change in applicable accounting rules or a change in applicable laws, renders an amendment or termination desirable.

     6. Participation in this Plan. Eligible employees may become participants in an Offering Period under this Plan on the first Offering Date after satisfying the eligibility requirements by delivering a subscription agreement to the Company’s treasury department (the “Treasury Department”) not later than fifteen (15) days before such Offering Date unless a later time for filing the subscription agreement authorizing payroll deductions is set by the Committee for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver a subscription agreement to the Treasury Department by such date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing a subscription agreement with the Treasury Department not later than fifteen (15) days preceding a subsequent Offering Date. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan.

     7. Grant of Option on Enrollment. Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of whole Ordinary Shares of the Company determined by dividing (a) the amount accumulated in such employee’s payroll deduction account during such Purchase Period by (b) the lower of (i) eighty-five percent (85%) of the fair market value of an Ordinary Share of the Company on the Offering Date (but in no event less than the par value of the Company’s Ordinary Shares), or (ii) eighty-five percent (85%) of the fair market value of an Ordinary Share of the Company on the Purchase Date (but in no event less than the par value of the Company’s Ordinary Shares) and rounding down to the nearest whole number, provided, however, that the number of Ordinary Shares of the Company subject to any option granted pursuant to this Plan shall not exceed the lesser of (a) the maximum number of shares set by the Committee pursuant to Section 10(c) below with respect to the applicable Purchase Date, or (b) the maximum number of shares which may be purchased pursuant to Section 10(b) below with respect to the applicable Purchase Date. The fair market value of the Company’s Ordinary Shares shall be determined as provided in Section 8 hereof.

     8. Purchase Price. The purchase price per share at which an Ordinary Share of the Company will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

           (a) The fair market value on the Offering Date; or

           (b) The fair market value on the Purchase Date.

           Notwithstanding the foregoing, in no event may the purchase price of an Ordinary Share of the Company be less than the par value. For purposes of this Plan, the term “Fair Market Value” means, as of any date, the value of an Ordinary Share of the Company determined as follows:

(a)	if such Ordinary Shares are then quoted on the Nasdaq National Market, the closing price on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

(b)	if such Ordinary Shares are publicly traded and are then listed on a national securities exchange, the closing price on the date of determination on the principal national securities exchange on which the Ordinary Shares are listed or admitted to trading as reported in The Wall Street Journal;

(c)	if such Ordinary Shares are publicly traded but are not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal;

(d)	if none of the foregoing is applicable, by the Board in good faith.

     9. Payment Of Purchase Price; Changes In Payroll Deductions; Issuance Of Shares.

           (a) The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant’s compensation in one percent (1%) increments not less than two percent (2%), nor greater than ten percent (10%) or such lower limit set by the Committee. Compensation shall mean base salary, overtime pay, commissions, bonuses, and shift premiums not to exceed $250,000 per year, provided however, that for purposes of determining a participant’s base salary, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

           (b) A participant may lower (but not increase) the rate of payroll deductions during an Offering Period by filing with the Treasury Department a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than fifteen (15) days after the Treasury Department’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Offering Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Treasury Department a new authorization for payroll deductions not later than fifteen (15) days before the beginning of such Offering Period.

           (c) All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

           (d) On each Purchase Date, so long as this Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant as of that date returned to the participant, the Company shall apply the funds then in the participant’s account to the purchase of whole Ordinary Shares of the Company reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any cash remaining in a participant’s account after such purchase of shares shall be refunded to such participant in cash, without interest; provided, however that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full Ordinary Share of the Company shall be carried forward, without interest, into the next Purchase Period or Offering Period, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Ordinary Shares shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

           (e) As promptly as practicable after the Purchase Date, the Company shall issue shares for the participant’s benefit representing the shares purchased upon exercise of his or her option.

           (f) During a participant’s lifetime, such participant’s option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

     10. Limitations on Shares to be Purchased.

           (a) No participant shall be entitled to purchase shares under this Plan at a rate which, when aggregated with his or her rights to purchase shares under all other employee share purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan.

           (b) No more than two hundred percent (200%) of the number of shares determined by using eighty-five percent (85%) of the fair market value of an Ordinary Share of the Company on the Offering Date as the denominator may be purchased by a participant on any single Purchase Date.

           (c) No participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than thirty (30) days prior to the commencement of any Offering Period, the Committee may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the "Maximum Share Amount”). Until otherwise determined by the Committee, there shall be no Maximum Share Amount. In no event shall the Maximum Share Amount, if any, exceed the amounts permitted under Section 10(b) above. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. Once the Maximum Share Amount is set, it shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

           (d) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected thereby.

           (e) Any payroll deductions accumulated in a participant’s account which are not used to purchase shares due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest.

     11. Withdrawal.

           (a) Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Treasury Department a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time at least fifteen (15) days prior to the end of an Offering Period.

           (b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth above for initial participation in this Plan.

           (c) If the purchase price on the first day of any current Offering Period in which a participant is enrolled is higher than the purchase price on the first day of any subsequent Offering Period, the Company will automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period. A participant does not need to file any forms with the Company to automatically be enrolled in the subsequent Offering Period

     12. Termination of Employment. Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Subsidiary, immediately terminates his or her participation in this Plan. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

     13. Return of Payroll Deductions. In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall promptly deliver to the participant all payroll deductions credited to such participant’s account. No interest shall accrue on the payroll deductions of a participant in this Plan.

     14. Capital Changes. Subject to any required action by the shareholders of the Company, the number of Ordinary Shares covered by each option under this Plan which has not yet been exercised and the number of Ordinary Shares which have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price of each Ordinary Share covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Ordinary Shares of the Company resulting from a stock split or the payment of a stock dividend (but only on the Ordinary Shares) or any other increase or decrease in the number of issued and outstanding Ordinary Shares effected without receipt of any consideration by the Company; provided, however, that (a) conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration” and (b) no such adjustment shall be made if as a result, the purchase price for each Ordinary Share shall fall below the par value thereof and if such adjustment would but for this paragraph (b) result in the purchase price being less than the par value of an Ordinary Share, the purchase price payable shall be the par value of an Ordinary Share. Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Ordinary Shares subject to an option.

     In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that the options under this Plan shall terminate as of a date fixed by the Committee and give each participant the right to exercise his or her option as to all of the optioned shares, including shares which would not otherwise be exercisable. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative share holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of substantially all of the assets of the Company, or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, each option under this Plan may be assumed or an equivalent option may be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event such surviving corporation refuses to assume or substitute options under this Plan, (i) this Plan will terminate upon the consummation of such transaction, unless otherwise provided by the Committee, and (ii) the Committee may declare that the options under this Plan shall terminate as of a date fixed by the Committee, and give each Participant the right to exercise such participant’s option as to all of the optioned shares. If the Committee makes an option fully exercisable in the event of a merger, consolidation or sale of assets, the Committee shall notify the participant that the option shall be fully exercisable for a certain period, and the option and this Plan will terminate upon the expiration of such period.

     The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Ordinary Shares covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of its outstanding Ordinary Shares, or in the event of the Company being consolidated with or merged into any other corporation, provided however, that no such adjustment shall be made if as a result, the purchase price for each Ordinary Share would fall below the par value thereof and if such adjustment would result in the purchase price being less than the par value of an Ordinary Share, the purchase price payable shall be the par value of an Ordinary Share.

     15. Nonassignability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

     16. Reports. Individual accounts will be maintained for each participant in this Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

     17. Notice of Disposition. Each participant shall notify the Company if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). Unless such participant is disposing of any of such shares during the Notice Period, such participant shall keep the certificates representing such shares in his or her name (and not in the name of a nominee) during the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

     18. No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee’s employment.

     19. Equal Rights And Privileges. All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in this Plan.

     20. Notices. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     21. Term; Shareholder Approval. This Plan will become effective on the date that it is adopted by the Board. This Plan shall be approved by the shareholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares pursuant to this Plan shall occur prior to such shareholder approval. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the Ordinary Shares reserved for issuance under this Plan, or (c) ten (10) years from the adoption of this Plan by the Board.

     22. Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     23. Applicable Law. The Plan shall be governed by the substantive laws of Singapore.

     24. Amendment or Termination of this Plan. The Board may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the shareholders of the Company obtained in accordance with Section 21 hereof within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would:

           (a) increase the number of shares that may be issued under this Plan; or

           (b) change the designation of the employees (or class of employees) eligible for participation in this Plan.

Flextronics International, Ltd.
Employee Share Purchase Plan
ENROLLMENT FORM/PAYROLL DEDUCTION CHANGE/ NOTICE OF WITHDRAWAL

Personal Information

Name:

	Last	First	Middle

Address:

Social Security Number:	Date of Birth

Purchase Agreement	Purchase Period Beginning June Dec

☐	I hereby elect to enroll in the Flextronics International, LTD. (the “Company”) 1997 Employee Share Purchase Plan (the “Plan”) and subscribe to purchase shares of the Company’s Common Stock in accordance with the Plan. I understand that my payroll deductions will be effective for any successive Purchase Periods unless I submit a Notice of Withdrawal. I have received a copy of the Company’s most recent Prospectus, which describes the Plan and the most recent 10K report. I understand that my participation is in all respects subject to the terms of the Plan. I understand that the Company has the right, exercisable in its sole discretion, to amend, or terminate the Plan at any time. Should the Company elect to terminate the Plan, I shall have no further rights to purchase Common Stock pursuant to this Agreement. I hereby authorize payroll deductions from each paycheck in that percentage as shown below.

% of Payroll Deduction: 2 3 4 5 6 7 8 9 10

Payroll Deduction Change	Purchase Period Beginning June Dec

☐	I hereby elect to change my payroll deduction to the percentage shown below. I understand that I may only decrease my rate (including to zero) once during a Purchase Period and that I may only increase my rate to be effective at the start of the next Offering Period. I understand that this form must be received by the Company on or before the Deadline Date immediately preceding each Purchase Date.

% of Payroll Deduction: 2 3 4 5 6 7 8 9 10

Notice of Withdrawal	Purchase Period Beginning June Dec

☐	I hereby elect to withdrawal from the Plan. I understand that I will not be able to enroll in the Plan until the next offering period and that it will be necessary to complete a new Enrollment Form. All contributions not used to purchase stock will be refunded to me as soon as reasonably possible. This form must be received by the Company on or before the Deadline Date immediately preceding a Purchase Date.

Beneficiary Designation (optional)

Beneficiary	Relationship of Beneficiary

Signature

Date

Employee Signature